                                                             Exhibit 99.1

                                  NEWS RELEASE

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15301 W. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132

investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

           ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Lenexa, Kansas (September 14, 2004) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the first quarter ending July 31, 2004.

         Sales for the quarter ended July 31, 2004 were $2,916,000, an increase of $297,000 or 11.3% from sales of $2,619,000 in the comparable period of the prior year. The increase was primarily the result of increases in new and existing customer orders in the electronic assembly, LCD production and LCD resale product lines. These increases were partially offset by a decrease in sales in the LCD hybrids product line that was the result of a former customer moving the manufacture of its product to an offshore production facility. Sales to this former customer totaled approximately $687,000 for the corresponding three-month period in the prior year. We expect sales volumes achieved in the current period will continue over the near term as a result of increased bookings and total backlog. Total backlog at July 31, 2004 was approximately
$4,899,000, an increase of approximately $1,000,000 from a total backlog of
$3,900,000 on July 31, 2003. Backlog represents purchase orders in place from our customers that are scheduled for shipment in fiscal 2005 and fiscal 2006.
         Gross margin was $785,000 or 27% of sales for the three-month period ended July 31, 2004, as compared to $695,000 or 26% of sales for the three-month period ended July 31, 2003. The gross margin achieved in the current period reflected the increases in sales volumes in the electronic assembly and LCD product lines. We expect that the current gross margin percentage will approximate the gross margins over the next few quarters due to the expected product mix, sales volumes, and marginal increases in production personnel that will be needed to meet increased production demands.
         Selling, general and administrative ("SG&A") expenses were $611,000, a decrease of $176,000, or 22%, from the same period a year ago. The decrease was mainly due to lower professional fees, personnel costs and personnel-related expenses. We believe that our continuing operating expenses will be at or near their current levels for the near term as a result of our continuing efforts to minimize corporate expenditures and manage our operating costs.
         Operating income for the three-month period was $174,000, as compared to an operating loss of $92,000 in the same three-month period in the prior year.

         Interest expense was $40,000 for the three-month period ended July 31,
2004 as compared to $58,000 for the three-month period ended July 31, 2003. The decrease of $18,000 was due to lower outstanding borrowings during the comparable periods and lower fees on the line of credit and letter of credit during the current period.
         The $10,000 income tax benefit for the three-month period ended July
31, 2004 was the result of a refund from property tax credits from the filing of the 2004 state tax return. No other income tax provision or benefit was recorded for the three-month period ended July 31, 2004 due primarily to net operating loss carry forwards available to the Company.
         As a result of the above, net income was $144,000, or $0.05 per diluted share, for the quarter, as compared to a net loss of $113,000, or $0.04 per diluted share for the comparable period of the prior year.
         Karl B. Gemperli, Chief Executive Officer, stated, "We are pleased with both the top line and bottom line results of the first quarter which were made possible by the hard work of our dedicated employees." Gemperli continued,
"Increased order bookings resulting from our sales and marketing efforts, as well as the improving economy, led to the significant increase in our backlog.
We are very encouraged by our future opportunities and anticipate our positive financial performance to continue in the near term."

Elecsys Corporation, through its wholly owned subsidiary DCI, Inc., is a designer, manufacturer, and integrator of custom electronic interface solutions for original equipment manufacturers ("OEMs") in the medical, aerospace, communications, and industrial product industries. The Company has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies such as custom liquid crystal displays, light emitting diode displays, and keypads with circuit boards and other electronic components. The Company becomes an extension of the OEM's organization by providing key expertise that enables rapid development and manufacture of electronic products from product conception through volume production. For more information, visit our websites at www.elecsyscorp.com and
www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2004. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                                       Three Months Ended
                                                                                             July 31,
                                                                                      2004            2003
                                                                                      ----            ----
       Sales                                                                           $2,916           $2,619
       Cost of products sold                                                            2,131            1,924
                                                                                   -----------    -------------
       Gross margin                                                                       785              695

       Selling, general and administrative expenses                                       611              787
                                                                                   -----------    -------------

       Operating income (loss)                                                            174             (92)

       Other income (expense):
         Interest expense                                                                (40)             (58)
         Other income, net                                                                 --                1
                                                                                   -----------    -------------
       Income (loss) before income tax benefit                                            134            (149)

       Income tax benefit                                                                  10               36
                                                                                   -----------    -------------

       Net income (loss)                                                                 $144           $(113)
                                                                                   ===========    =============

       Net income (loss) per share information:
         Basic                                                                          $0.05          $(0.04)
         Diluted                                                                        $0.05          $(0.04)

       Weighted average common shares
         outstanding - basic                                                            2,826            2,791
                                                                                   ===========    =============
       Weighted average common shares
         outstanding - diluted                                                          2,892            2,791
                                                                                   ===========    =============